AGREEMENT & PLAN OF REORGANIZATION


THIS AGREEMENT & PLAN OF REORGANIZATION ("Agreement") is entered into and effective as of the 25th day of July, 2002 (the "Effective Date"), among Proton Laboratorie-s L.L.C., a California limited liability company (hereinafter, "Proton"), located at 1150 Marina Village Parkway, Suite 103, Alameda, CA 94501, BentleyCapitalCorp.com Inc., a Washington corporation (hereinafter, "Bentley"), located at 5076 Angus Dr., Vancouver, B.C. , CANADA V6M 3M5, VWO I, Inc., a Washington corporation (hereinafter, "Subsidiary"), a wholly owned subsidiary of Bentley located at 5076 Angus Dr., Vancouver, B.C. , CANADA V6M 3M5 (Proton, Bentley, and Subsidiary are collectively referred to as the "Constituent Companies"), and Edward Alexander, an individual and the sole member of Proton ("Shareholder").

     In consideration of covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. BACKGROUND. The Parties have deemed it advisable and in the best interests of the Constituent Companies, respectively, and their respective shareholders, that Proton be combined with Bentley (the "Merger"). The Constituent Companies desire to accomplish the Merger by merging Proton with and into Subsidiary. The merger will be a forward triangular merger. For United States federal income tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended.

2. RELATED AGREEMENT. The Constituent Companies have entered into that certain Agreement and Plan of Merger in substantially the form attached as Exhibit A and incorporated herein by this reference, pursuant to which all of the outstanding capital interests in Proton immediately prior to the Effective Time shall be converted into and become One Million Seven Hundred Fifty Thousand (1,750,000) fully paid and nonassessable shares of common stock, par value $.0001 per share, of Bentley (the "Shares").

3.   REPRESENTATIONS AND WARRANTIES OF THE CONSTITUENT COMPANIES.

     3.1     Representations  and  Warranties  of Proton.  Proton represents and
             -------------------------------------------
warrants  to  Subsidiary  and  Bentley  as  set  forth  below:

          3.1.1 Proton is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California with full power and authority to enter into and perform the transactions contemplated by this Agreement. Proton has full power and lawful authority to own, or to hold under lease, property and to engage in any lawful business.

          3.1.2 This Agreement constitutes a valid obligation, legally binding upon Proton in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby do not and will not result in any breach of, or default under, any agreement, license or other obligation of Proton. This Agreement constitutes, or when executed and delivered shall constitute, a valid and binding obligation of the Proton enforceable against the Proton in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of creditor's rights and remedies or by other equitable principles of general application.

          3.1.3 Except as otherwise disclosed in a writing delivered to Bentley and Subsidiary by Proton on execution of this Agreement, Proton is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it or its property is bound.

          3.1.4 Proton complies and will, as of the Closing date, comply in all material respects with all applicable federal and state laws, including but not limited to those relating to securities regulation, environmental regulation and hazardous materials, and all rules, regulations and orders of local governing authorities. Proton has not received any notice with which it has not complied from any governmental authority or agency or from any inspection body stating that Proton fails or may fail to comply with any applicable law, ordinance, regulation, building or zoning law, or requirements of any public authority or body.

          3.1.5 There is no pending or threatened suit, action or litigation, administrative, arbitration or other proceeding or governmental investigation or inquiry to which Proton or its members or managers are a party or subject.

     3.2     Representations  and Warranties of Bentley.  Bentley represents and
             ------------------------------------------
warrants  to  Proton  as  set  forth  below:

          3.2.1 Bentley is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Bentley has full power and lawful authority to own, or to hold under lease, property and to engage in any lawful business. Bentley has registered its Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934 ("1934 Act").

          3.2.2 This Agreement constitutes a valid obligation, legally binding upon Bentley in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby do not and will not result in any breach of, or default under, any agreement, license or other obligation of Bentley or Bentley. This Agreement constitutes, or when executed and delivered shall constitute, a valid and binding obligation of the Bentley enforceable against the Bentley in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of creditor's rights and remedies or by other equitable principles of general application.

          3.2.3 The authorized capital stock of Bentley consists of 100,000,000 shares of Common Stock having a par value of $0.0001 per share of which 2,250,000 shares are issued and outstanding as of the date of this

Agreement and 20,000,000 shares of Preferred Stock having a par value of $0.0001 per share, of which -0- shares are issued and outstanding as of the date of this Agreement. All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are not now, and will not be on the Closing Date, any outstanding subscriptions, options, warrants, calls, convertible shares, debts, understandings, restrictions, arrangements or rights of any character to which Bentley is a party or by which it may be bound obligating Bentley to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Common Stock of Bentley or to grant, extend or enter into any such option, warrant, call, conversion right, commitment, agreement, contract, understanding, restriction, arrangement or right. Bentley does not have any outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of Bentley Common Stock on any matter.

          3.2.4 Upon Closing, Proton will acquire good title to the Shares, free and clear of all liens, pledges, encumbrances, equities and claims, including any liability for or claims of any taxing authority, creditor, devisee, legatee or beneficiary of Bentley, and on due demand Bentley will supply Proton with any proof of authority to transfer, or with any other requisite, which may be necessary to obtain registration of the transfer of Stock in Proton's name.

          3.2.5 Bentley has furnished to Proton and its advisors, if any, all materials relating to the business, finances and operations of Bentley, including without limitation, Bentley's (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, (2) Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2002, March 31, 2001, June 30, 2001, and September 30, 2001 and (3) all other filings made by Bentley under the Securities Exchange Act of 1934 (the "Bentley's SEC Documents."). Bentley agrees to promptly provide Proton with copies of any subsequent SEC Documents filed with the United States Securities and Exchange Commission ("SEC") by Bentley.

          3.2.6 None of Bentley's SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading. Bentley has since its inception filed all requisite forms, reports and exhibits thereto with the SEC.

          3.2.7 Since December 31, 2001, there has been no material adverse effect on the business, operations or condition (financial or otherwise) or results of operation of Bentley taken as a whole (a "Material Adverse Effect"), except as disclosed in Bentley's SEC Documents. Since December 31, 2001, except as provided in Bentley's SEC Documents, neither Bentley nor any of its subsidiaries has (i) incurred or become subject to any material liabilities (absolute or contingent) except liabilities incurred in the ordinary course of business consistent with past practices; (ii) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business consistent with past practices; (iii) declared or made any payment or distribution of cash or other property to stockholders with respect to its capital stock, or purchased or redeemed, or made any agreements to purchase or redeem, any shares of its capital stock; (iv) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business consistent with past practices; (v) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of existing business; (vi) made any changes in employee compensation, except in the ordinary course of business consistent with past practices; or (vii) experienced any material problems with labor or management in connection with the terms and conditions of their employment. There are no proposals currently under consideration or currently anticipated to be under consideration by the Board of Directors or the executive officers of Bentley which proposal would (viii) change the articles of incorporation or other charter document or by-laws of Bentley, each as currently in effect, with or without shareholder approval, which change would reduce or otherwise adversely affect the rights and powers of the shareholders of the Common Stock or (ix) materially or substantially change the business, assets or capital of Bentley, including its interests in subsidiaries.

          3.2.8 There is no fact actually known to Bentley (other than general economic conditions known to the public generally or as disclosed in Bentley's SEC Documents) that has not been disclosed in writing to Proton that
(i) would reasonably be expected to have a Material Adverse Effect, (ii) would reasonably be expected to materially and adversely affect the ability of Bentley to perform its obligations pursuant to this Agreement, or (iii) would reasonably be expected to materially and adversely affect the value of the rights granted to Proton in this Agreement.

          3.2.9 Except as set forth in Bentley's SEC Documents, neither Bentley nor any of its subsidiaries is in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it or its property is bound.

          3.2.10 On the Closing Date, Bentley shall have no liabilities of any kind, fixed or contingent, including but not limited to accounts payable, taxes, debts, obligations, leases, employment related obligations, fringe benefits, employment taxes and contributions to industrial or unemployment insurance funds, or any other indebtedness or leasehold interest of any nature, other than that certain Vitamineralherb.com License Agreement dated March 20, 2000, by and between Michael Kirsh and Vitamineralherb.com Inc. and Assignment of the License Agreement by Kirsh to the Company dated March 20, 2000. There are no amounts due for the payment of all federal, state, county, local or foreign taxes of Bentley which are or may become payable by Bentley for all periods ending prior to the Closing Date. Bentley has filed all federal, state, county, local and foreign income, excise, corporate license or franchise, property, sales or retail occupation taxes and other tax returns required to be filed by it, and such returns are true and correct.

          3.2.11 Bentley complies and will, as of the Closing date, comply in all material respects with all applicable federal and state laws, including but not limited to those relating to securities regulation, environmental regulation and hazardous materials, and all rules, regulations and orders of local governing authorities. Bentley has not received any notice with which it has not complied from any governmental authority or agency or from any inspection body stating that Bentley fails or may fail to comply with any applicable law, ordinance, regulation, building or zoning law, or requirements of any public authority or body.

          3.2.12 There is no pending or threatened suit, action or litigation, administrative, arbitration or other proceeding or governmental investigation or inquiry to which Bentley or its officers or directors are a party or subject.

     3.3     Representations  and  Warranties  of  Subsidiary.  Subsidiary
             -------------------------------------------------
represents  and  warrants  to  Proton  as  set  forth  below:

          3.3.1 Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Subsidiary has full power and lawful authority to own, or to hold under lease, property and to engage in any lawful business.

          3.3.2 This Agreement constitutes a valid obligation, legally binding upon Subsidiary in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby do not and will not result in any breach of, or default under, any agreement, license or other obligation of Subsidiary or Subsidiary. This Agreement constitutes, or when executed and delivered shall constitute, a valid and binding obligation of the Subsidiary enforceable against the Subsidiary in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of creditor's rights and remedies or by other equitable principles of general application.

          3.3.3 The authorized capital stock of Subsidiary consists of 100,000,000 shares of Common Stock having a par value of $0.0001 per share of which one share is issued and outstanding as of the date of this Agreement and 20,000,000 shares of Preferred Stock having a par value of $0.0001 per share, of which -0- shares are issued and outstanding as of the date of this Agreement. All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are not now, and will not be on the Closing Date, any outstanding subscriptions, options, warrants, calls, convertible shares, debts, understandings, restrictions, arrangements or rights of any character to which Subsidiary is a party or by which it may be bound obligating Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Common Stock of Subsidiary or to grant, extend or enter into any such option, warrant, call, conversion right, commitment, agreement, contract, understanding, restriction, arrangement or right. Subsidiary does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of Subsidiary Common Stock on any matter.

4. ACTIONS IN CONJUNCTION WITH MERGER. At the closing of the Merger, Bentley and its affiliates shall cooperate to:

     4.1 Execute the Bentley Unanimous Consent of Board of Directors effecting the following:

          4.1.1 Accept the resignation letter of Michael Kirsh as the sole director and sole officer of Bentley;

          4.1.2 Elect the following as the directors of Bentley, to serve until the next annual meeting of stockholders of Bentley and the election and qualification of their successors:

               Dick  Wullaert
               Micael  Ledwith
               Edward  Alexander


          4.1.3 Elect the following as officers of Bentley, to serve until the next annual meeting of stockholders of Bentley and the election and qualification of their successors:

               Edward  Alexander  as  President
               Dick Wullaert as Vice President and Chief Technical Officer

          4.1.4 File all such documents as may be required by the SEC with regard to the Merger and the above actions.

     4.2 Shareholder shall deliver to Bentley and Bentley shall cancel the lesser of (a) all of the Bentley shares of common stock owned by Shareholder prior to the Merger or (b) 1,750,000 shares of Bentley common stock.

5.     AGREEMENTS  TO  BE  PERFORMED  AFTER  CLOSING.

     5.1 Immediately following the Closing Date, Bentley and its affiliates shall take steps to effect a share dividend on Bentley's common stock on a five for one basis.

     5.2 Bentley shall seek a market maker to file an application pursuant to Rule 15c2-11 promulgated under the Securities Exchange Act of 1934, as amended, to make a market in Bentley's shares.

6. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties, covenants and agreements of the parties in this Agreement, shall be deemed to be conditions to the Merger and shall not survive the Effective Time, except for the covenants and or agreements contained in Sections 5, 6, 7 and 12 and the agreements delivered pursuant to this Agreement. Notwithstanding the foregoing, nothing contained in this Section shall limit any covenant or agreement that by its own terms contemplates performance after the Effective Time.

7. IMPLEMENTATION. Each of the Constituent Companies shall take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under the laws of the States of California and Washington, including filing Articles of Merger with the Secretaries of States of California and Washington, to consummate and make effective the Merger.

8. AMENDMENT. This Agreement may, to the extent permitted by law, be amended, supplemented or interpreted at any time by action taken by the Board of Directors of each of the Constituent Companies and written agreement of all the Parties.

9. GOVERNING LAW. This Agreement and all matters relating to this Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Washington.

10. BINDING EFFECT. Except as otherwise provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

11. SEVERABILITY. If any provision of this Agreement is held to be invalid, the same shall not affect in any respect the validity of the remainder of the Agreement.

12. NOTICES. All notices shall be in writing and shall be deemed to have been sufficiently given or served (a) immediately, when personally delivered,
(b) within three (3) days after being deposited in the United States mail, by registered or certified mail, or (c) within one (1) day after being deposited with a reputable overnight mail carrier which provides delivery of such mail to be traced, addressed as indicated on the signature pages below.

          Bentley  and  Subsidiary:     Michael  Kirsh
                                        5076  Angus  Dr.
                                        Vancouver,  B.C.
                                        CANADA  V6M  3M5
                                        (604)  269-9881


          Proton  and  Shareholder:     Edward  Alexander
                                        Proton  Laboratorie-s,  L.L.C.
                                        1150  Marina  Village  Parkway
                                        Suite  103
                                        Alameda,  CA  94501
                                        Facsimile:  (510)  865-9385

13. COUNTERPART AND FACSIMILE SIGNATURES. This Agreement may be signed in counterparts, each of which shall be an original, but all of which shall constitute one and the same document. Signatures transmitted by facsimile shall be deemed valid execution of this Agreement binding on the parties.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this AGREEMENT AND PLAN OF MERGER as of the date first set forth above.

Proton  Laboratorie-s  L.L.C.,                BentleyCapitalCorp.com  Inc.,
a California limited liability company        a  Washington  corporation


By: /s/  Edward  Alexander                    By   /s/  Michael  Kirsh
   ------------------------------                ------------------------------
    Edward Alexander, Sole Member                  Michael  Kirsh,  President


VWO I, Inc.,                                  Edward  Alexander
a Washington corporation

By: /s/  Michael  Kirsh                            /s/ Edward  Alexander
   ------------------------------             ---------------------------------
    Michael  Kirsh,  President

                                    EXHIBIT A
                   Agreement and Plan of Merger by and Between
                   VWO I, Inc. and Proton Laboratorie-s L.L.C.

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN

      PROTON LABORATORIE-S, L.L.C.,  A CALIFORNIA LIMITED LIABILITY COMPANY

                                       AND

                      VWO I INC., A WASHINGTON CORPORATION

THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is entered into as of the ____ day of _______________, 2002, by and between Proton Laboratorie-s, L.L.C., a California limited liability company (hereinafter, "Disappearing Company"), located at 1150 Marina Village Parkway, Suite 103, Alameda, CA 94501 and VWO I Inc., a Washington corporation (hereinafter, "Surviving Corporation"), located at 5076 Angus Dr., Vancouver, B.C. , CANADA V6M 3M5 (collectively, the "Constituent Companies").

                                    RECITALS

     A. The Disappearing Company is a limited liability company organized and existing under the laws of the State of California. The capitalization of the Disappearing Company consists of $250,000 in interests/units ("Units").

     B. The Surviving Corporation is a corporation organized and existing under the laws of the State of Washington. The authorized capital stock of the Surviving Corporation consists of 100,000,000 shares of Common Stock having a par value of $0.0001 per share of which one share is duly issued and outstanding, and 20,000,000 shares of Preferred Stock having a par value of $0.0001 per share of which no shares are duly issued and outstanding.

     C. The Parties have deemed it advisable and in the best interests of the Parties and their respective shareholders, that the Disappearing Company be merged with and into the Surviving Corporation (the "Merger") as authorized by the laws of the States of Washington and California.

     D. The Constituent Corporations have deemed it advisable, fair and in their best interests pursuant to an Agreement and Plan of Reorganization among BentleyCapitalCorp.com Inc., a Washington corporation, the Surviving Corporation and the Disappearing Corporation (the "Plan of Reorganization"), to enter into this Agreement.


                                    AGREEMENT

     In consideration of the foregoing recitals, the covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Merger;  Effectiveness. The Disappearing Company shall be merged with and
       ----------------------
into the Surviving Corporation pursuant to the applicable provisions of the Washington Business Corporation Act, Chapter 23B of the Revised Code of Washington as amended, and Title 2.5 of the California Corporations Code, as amended, and in accordance with the terms and conditions of this Agreement. Upon the execution by the Surviving Corporation of Articles of Merger incorporating this Agreement and the filing of such Articles of Merger with the Secretaries of State of the States of Washington and California, the Merger shall become effective (the "Effective Time of the Merger").

     2.     Articles  of  Incorporation.  The  Articles  of Incorporation of the
            ---------------------------
Surviving Corporation shall, at the Effective Time of the Merger, be amended as follows

     Delete ARTICLE I and replace it with the following:

                                    ARTICLE I

     The name of the corporation is "Proton Laboratorie-s, Inc." and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until the same shall be further altered, amended or repealed as therein provided.

     3.     Bylaws.  The  Bylaws  of  the Surviving Corporation in effect at the
            ------
Effective Time of the Merger shall, at the Effective Time of the Merger, shall be and remain the Bylaws of the Surviving Corporation until the same shall be further altered, amended or repealed as therein provided.

     4.     Directors  and  Officers.  At  the Effective Time of the Merger, the
            ------------------------
following persons shall become the directors and officers of the Surviving Corporation and shall hold such offices in accordance with and subject to the Certificate of Incorporation and Bylaws of the Surviving Corporation, as in effect immediately after the Effective Time of the Merger.

               Edward  Alexander,  President,  Director
               Dick  Wullaert, Vice President, Chief Technical Officer, Director

     5.     Capital  Conversion.  At the Effective Time of the Merger, by virtue
            -------------------
of the Merger and without any action on the part of the holder of any shares of stock of the Disappearing Company or of the Surviving Corporation, all of the outstanding Units of the Disappearing Company immediately prior to the Effective Time shall be converted into and become One Million Seven Hundred Fifty Thousand (1,750,000) fully paid and nonassessable share of common stock, par value $.0001 per share, of BentleyCapitalCorp.com Inc.

     6.   Rights, Duties, Powers, Liabilities, Etc. At the Effective Time of the
          ----------------------------------------
Merger, the separate existence of the Disappearing Company shall cease, and the Disappearing Corporation shall be merged in accordance with the provisions of this Agreement with and into the Surviving Corporation, which shall possess all the properties and assets, and all the rights, privileges, powers, immunities and franchises, of whatever nature and description, and shall be subject to all restrictions, disabilities, duties and liabilities of each of the Constituent Companies; and all such things shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or other property, or any interest therein, vested by deed or otherwise in either of the Constituent Companies, shall be vested in the Surviving Corporation without reversion or impairment. Any claim existing or action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Company, may be prosecuted to judgment or decree as if the Merger had not taken place, and the Surviving Corporation may be substituted in any such action or proceeding.

    7.    Implementation. Each of the Constituent Companies shall take, or cause
          --------------
to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under the laws of the States of Washington and California to consummate and make effective the Merger.

     8.     Termination.  This Agreement may be terminated for any reason at any
            -----------
time before the filing of Articles of Merger with the Secretaries of State of the States of California and Washington (whether before or after approval by the shareholders of the Constituent Companies, or either of them) upon approval by a majority in interest of the members of the Disappearing Company and by resolution of the Board of Directors of the Surviving Corporation.

     9.     Amendment. This Agreement may, to the  extent  permitted  by law, be
            ---------
amended, supplemented or interpreted at any time by action taken by the all of the Members of the Disappearing Company and by resolution of the Board of Directors of the Surviving Corporation. Provided, however, that this Agreement may not be amended or supplemented after having been approved by the members of the Disappearing Company and the shareholders of the Surviving Corporation except by approval of a majority in interest of the members of the Disappearing Company and a vote or consent of shareholders of the Surviving Corporation in accordance with applicable law.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this AGREEMENT AND PLAN OF MERGER as of the date first set forth above.

DISAPPEARING  COMPANY:                     SURVIVING  CORPORATION

Proton  Laboratorie-s  L.L.C.,             VWO  I  Inc.,
a California limited liability company     a  Washington  corporation


By: __________________________             By: __________________________
     Edward  Alexander                         Michael  Kirsh
     Sole  Member                              President

                  ADOPTION OF THE AGREEMENT BY SHAREHOLDERS OF
                      RECORD OF THE CONSTITUENT COMPANIES:


     The Agreement and Plan of Merger was approved at a Special Meeting of the Members of the Disappearing Company held on ____________, 2002 at _______.m. by members holding interests of 100% of the Disappearing Company.

Proton  Laboratorie-s,  L.L.C.,  a  California  limited  liability  company

By: _________________________________          __________________________
     Edward  Alexander,  Sole  Member          (Date)



     The Agreement and Plan of Merger was approved at a Special Meeting of the shareholders of the Surviving Corporation held on ____________________, 2002 at _______.m. by shareholders of record holding 1 share of voting stock, which constitutes 100% of the Surviving Corporation's issued and outstanding shares.

VWO  I,  a  Washington  corporation

By: _________________________________          __________________________
    Michael  Kirsh,  Secretary                 (Date)